Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Fleet Street Corp.

Bottomline Technologies Limited

Bottomline Technologies Europe Limited

Bottomline Transactional Services Limited

J. Sloper & Company

Redwood Payment Systems, Inc.*

Checkpoint USA, Inc.*

*	Dormant subsidiaries